Exhibit 99.1

WESTLAKE CHEMICAL CORPORATION

Contact – (713) 960-9111

Investors – Steve Bender

Media – David R. Hansen

WESTLAKE CHEMICAL REPORTS FOURTH QUARTER RESULTS

Houston, TX – February 21, 2006 – Westlake Chemical Corporation (NYSE: WLK) today reported net income of $73.6 million, or $1.13 per diluted share, and income from operations of $112.5 million on net sales of $636.4 million for the fourth quarter of 2005. This compares favorably with fourth quarter 2004 net income of $47.3 million, or $0.73 per diluted share, and income from operations of $81.4 million on net sales of $563.1 million. The improvement in net sales and income from operations was primarily the result of increased selling prices, which outpaced higher energy and feedstock costs, and higher Vinyls segment sales volumes. These increases were partially offset by lower ethylene, polyethylene and styrene sales volumes. These lower sales volumes were caused by production outages at the company’s Lake Charles facilities resulting from Hurricane Rita. The Lake Charles facilities were shut down for approximately two weeks during the fourth quarter primarily due to the lack of electrical power and other utilities.

In the fourth quarter of 2005, results were positively impacted by the utilization of first-in, first-out (FIFO) inventory accounting as compared with utilizing the last-in, first-out (LIFO) method used by some companies in the industry. The fourth quarter was also positively impacted by a lower effective tax rate. The effective tax rate for the fourth quarter of 2005 was 32.4% as compared to the effective tax rate for the entire year 2005 of 34.3%. The lower fourth quarter tax rate was due to a $4.1 million federal tax benefit not expected to reoccur.

Albert Chao, President and Chief Executive Officer, stated, “We are pleased to report a strong fourth quarter to end the year. In spite of the impacts from Hurricanes Katrina and Rita and the increasing raw material and energy costs, we were able to report record earnings in both our Olefins and Vinyls segments for 2005.”

Fourth quarter 2005 net income increased $30.1 million, or $0.46 per diluted share, from the $43.5 million net income, or $0.67 per diluted share, reported in the third quarter of 2005. Fourth quarter 2005 income from operations increased $42.4 million from the income from operations of $70.1 million reported in the third quarter of 2005, while net sales increased by $31.0 million from the $605.4 million reported in the third quarter of 2005. The increases in net sales, operating income and net income were primarily due to increased selling prices for the company’s products, which outpaced higher energy and feedstock costs. The higher selling prices were partially offset by lower sales volumes. Sales volumes were adversely impacted by the outages caused by Hurricane Rita.

For the year ended December 31, 2005, net income was $226.8 million, or $3.48 per diluted share, on net sales of $2,441.1 million. This compares favorably with the year ended December 31, 2004 net income of $120.7 million, or $2.18 per diluted share, on net sales of $1,985.4 million. Results for 2004 included an after-tax charge of $10.0 million, or $0.18 per diluted share, related to the early retirement of debt. Income from operations was $367.0 million for the year ended December 31, 2005 as compared to $243.2 million for the year ended December 31, 2004. These increases were primarily due to higher sales volumes in the company’s Vinyls segment and higher selling prices for the company’s olefins and vinyls products, which outpaced higher feedstock and energy costs. Net income for 2005 also benefited from lower interest expense resulting from lower debt balances.

EBITDA (earnings before interest expense, income taxes, depreciation and amortization) for the fourth quarter of 2005 was $135.4 million compared to $100.7 million in the fourth quarter of 2004 and $90.1 million in the third quarter of 2005. EBITDA for the year ended December 31, 2005 was $450.3 million as compared to $311.1 million for the year ended December 31, 2004. A reconciliation of EBITDA to reported net income and to cash flows from operating activities can be found in the financial schedules at the end of this press release.

The company generated strong cash flows from operations of $318.4 million during 2005, invested $85.8 million in capital additions and repaid $31.2 million of the company’s senior secured term loan during 2005, leaving the company with $237.9 million of cash and $266.9 million of debt on the balance sheet as of December 31, 2005.

The company completed a refinancing of its long-term debt in the first quarter of 2006. The company issued $250.0 million of new 6 5/8% unsecured senior notes due 2016 and amended its senior secured revolving credit facility to increase the commitment from $200.0 million to $300.0 million. The proceeds from the $250.0 million unsecured senior notes along with cash on hand were used to redeem the entire $247.0 million outstanding of the company’s 8 3/4% senior notes due 2011 and repay the term loan balance of $9.0 million. The company expects to incur a one-time non-operating expense in the first quarter of 2006 of approximately $25.7 million before tax for the early retirement of debt and a write-off of previously capitalized debt-issuance cost. The new debt structure is expected to give the company more flexibility and result in lower interest expense in future periods.

OLEFINS SEGMENT

Income from operations for the Olefins segment decreased by $9.2 million to $56.2 million in the fourth quarter of 2005 from $65.4 million in the fourth quarter of 2004. This decrease was primarily due to lower production and sales volumes, and higher energy and feedstock costs. The lower production and sales volumes were due to a two week outage in the fourth quarter 2005 at the Lake Charles facilities resulting from the continued impact from Hurricane Rita. These decreases were partially offset by higher selling prices.

Fourth quarter 2005 income from operations for the Olefins segment increased by $11.1 million from the $45.1 million income from operations reported in the third quarter of 2005. This increase was primarily due to higher selling prices, which were partially offset by higher energy and raw material costs and lower sales volumes. The lower sales volumes resulted from the outage caused by Hurricane Rita.

Income from operations for the Olefins segment increased by $16.1 million to $195.7 million for the year ended December 31, 2005 from $179.6 million for the year ended December 31, 2004. This increase was primarily due to price increases for all of the segment’s products. These increases were partially offset by lower sales volumes, higher raw material costs and higher energy costs. Merchant ethylene sales volumes were lower for 2005 as compared to 2004 largely due to the increase in internal ethylene consumption at the company’s Geismar facility. Polyethylene and styrene sales volumes decreased primarily due to the two week outage at the Lake Charles facilities resulting from Hurricane Rita.

VINYLS SEGMENT

Income from operations for the Vinyls segment increased by $39.2 million to $57.9 million in the fourth quarter of 2005 from $18.7 million in the fourth quarter of 2004. This increase was primarily due to higher sales volumes and selling prices for all of the segment’s products. These increases were partially offset by higher energy and raw material costs.

Fourth quarter income from operations for the Vinyls segment increased by $29.0 million from the $28.9 million income from operations reported in the third quarter of 2005. This increase was primarily due to higher selling prices in the Vinyls segment, which outpaced higher energy and raw material costs.

Income from operations for the Vinyls segment increased by $109.7 million to $179.4 million for the year ended December 31, 2005 from $69.7 million for the year ended December 31, 2004. The 2004 earnings were adversely impacted by a fire at the Calvert City ethylene plant which resulted in approximately an $8.4 million operating loss. The improvements in 2005 were primarily due to higher selling prices and sales volumes. These increases were partially offset by higher raw material and energy costs.

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Westlake’s products; competitive products and pricing pressures; access to capital markets; technological developments; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake’s Annual Report on Form 10-K for the year ended December 31, 2004, which was filed with the SEC in March 2005.

In this release, Westlake refers to a non-GAAP financial measure, EBITDA. EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization. The body of accounting principles generally accepted in the United States is commonly referred to as “GAAP.” For this purpose a non-GAAP financial measure is generally defined by the U.S. Securities and Exchange Commission as one that purports to measure historical and future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. We have included EBITDA in this release because our management considers it an important supplemental measure of our performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, some of which present EBITDA when reporting their results. We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA. EBITDA allows for meaningful company-to-company performance comparisons by adjusting for factors such as interest expense, depreciation and amortization and taxes, which often vary from company to company. In addition, we utilize EBITDA in evaluating acquisition targets. Management also believes that EBITDA is a useful tool for measuring our ability to meet our future debt service, capital expenditures and working capital requirements, and EBITDA is commonly used by us and our investors to measure our ability to service indebtedness. EBITDA is not a substitute for the GAAP measures of earnings or of cash flow and is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, EBITDA as presented in this release may not be comparable to EBITDA reported by other companies. EBITDA has material limitations as a performance measure because it excludes (1) interest expense, which is a necessary element of our costs and ability to generate revenues because we have borrowed money to finance our operations, (2) depreciation, which is a necessary element of our costs and ability to generate revenues because we use capital assets and (3) income taxes, which is a necessary element of our operations. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only supplementally. A table included in the financial schedules at the end of this release reconciles EBITDA to net income and to cash flow from operating activities.

Westlake Chemical Corporation Conference Call Information:

A conference call to discuss Westlake Chemical Corporation’s fourth quarter results will be held Tuesday, February 21, 2006 at 11:00 a.m. EST (10:00 a.m. CST). To access the conference call, dial (866) 277-1184, or (617) 597-5360 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 43763752.

A replay of the conference call will be available beginning an hour after its conclusion until 11:59 p.m. EST (10:59 p.m. CST) on Tuesday, February 28, 2006. To hear a replay, dial (888) 286-8010, or (617) 801-6888 for international callers. The replay passcode is 21963244.

The conference call will also be available via webcast at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=180248&eventID=1207522 and the earnings release can be obtained via the company’s Web page at:

http://www.westlakechemical.com/investors.html.

Westlake Chemical Corporation is a manufacturer and supplier of petrochemicals, polymers and fabricated products with headquarters in Houston, Texas. The company’s range of products includes; ethylene, polyethylene, styrene, propylene, caustic, VCM, PVC and PVC pipe, windows and fence. For more information, visit the company’s Web site at www.westlakechemical.com.

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in $000)

	Three Months Ended December 31,		Year-to-Date December 31,
	2005	2004	2005	2004
Net sales	$636,439	$563,069	$2,441,105	$1,985,353
Cost of sales	501,335	464,731	1,997,474	1,682,168

Gross profit	135,104	98,338	443,631	303,185

Selling, general and administrative expenses	22,604	18,987	76,598	60,238
Gain on Sale of Asset	—	(2,049)	—	(2,049)
Impairment of long-lived assets	—	—	—	1,830

Income from operations	112,500	81,400	367,033	243,166

Interest expense	(5,850)	(7,089)	(23,717)	(39,350)
Debt retirement cost	—	(1,106)	(646)	(15,791)
Other income, net	2,336	2,192	2,658	2,637

Income before taxes	108,986	75,397	345,328	190,662

Income tax provision	35,364	28,071	118,511	69,940

Net income	$73,622	$47,326	$226,817	$120,722

Basic earnings per share	$1.13	$0.73	$3.49	$2.19
Diluted earnings per share	$1.13	$0.73	$3.48	$2.18

Weighted average shares outstanding
Basic	65,071,115	64,896,489	65,008,253	55,230,786

Diluted	65,262,258	65,268,328	65,251,109	55,355,442

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in $000)

	Unaudited December 31, 2005	December 31, 2004
Current Assets
Cash and cash equivalents	$237,895	$43,396
Accounts receivable (net)	302,779	234,247
Inventories	339,870	319,816
Other current assets	22,319	74,479

Total current assets	902,863	671,938
Property, plant and equipment (net)	863,232	855,052
Other assets (net)	61,094	65,463

Total assets	$1,827,189	$1,592,453

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$304,649	$249,015
Current portion of long-term debt	1,200	1,200

Total current liabilities	305,849	250,215
Long-term debt	265,689	296,889
Other liabilities	261,545	275,952

Total liabilities	833,083	823,056

Stockholders’ equity	994,106	769,397

Total liabilities and stockholders’ equity	$1,827,189	$1,592,453

WESTLAKE CHEMICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in $000)

	Year ended
	December 31, 2005	December 31, 2004
Cash flows from operating activities
Net income	$226,817	$120,722

Adjustments to reconcile net income to net cash
Depreciation and amortization	81,241	81,075
Deferred tax expense	45,745	65,188
Other balance sheet changes	(35,356)	(116,204)

	91,630	30,059

Net cash provided by operating activities	318,447	150,781

Cash flows from investing activities
Additions to property, plant and equipment	(85,760)	(52,710)
Addition to equity investment	(1,867)	—
Business acquisitions	—	(33,294)
Proceeds from insurance claims	—	2,785
Proceeds from disposition of assets	37	3,256

Net cash used for investing activities	(87,590)	(79,963)

Cash flows from financing activities
Proceeds from issuance of common stock, net	—	181,167
Proceeds from exercise of stock options	1,184	—
Proceeds from affiliate borrowings		336
Repayments of affiliate borrowings		(5,727)
Dividends paid	(6,342)	(1,379)
Repayments of borrowings	(31,200)	(239,200)

Net cash used for financing activities	(36,358)	(64,803)

Net increase in cash and cash equivalents	194,499	6,015

Cash and cash equivalents at beginning of the year	43,396	37,381

Cash and cash equivalents at end of the year	$237,895	$43,396

WESTLAKE CHEMICAL CORPORATION

SEGMENT INFORMATION

(unaudited, in $000)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net Sales to External Customers
Olefins	$324,757	$357,009	$1,350,042	$1,251,254
Vinyls	311,682	206,060	1,091,063	734,099

	$636,439	$563,069	$2,441,105	$1,985,353

Income (Loss) from Operations
Olefins	$56,168	$65,372	$195,670	$179,587
Vinyls	57,925	18,654	179,407	69,723
Corporate and Other	(1,593)	(2,626)	(8,044)	(6,144)

	$112,500	$81,400	$367,033	$243,166

Depreciation and Amortization
Olefins	$12,145	$9,892	$46,844	$49,213
Vinyls	8,425	8,550	34,343	31,671
Corporate and Other	22	(216)	54	191

	$20,592	$18,226	$81,241	$81,075

Other Income (Expense), net
Olefins	$63	$1,268	$(1,933)	$(981)
Vinyls	25	(14)	301	121
Corporate and Other*	2,248	(168)	3,644	(12,294)

	$2,336	$1,086	$2,012	$(13,154)

*	Debt retirement costs of $646 are included in the twelve months ended December 31, 2005. Debt retirement costs of $1,106 and $15,791 are included in the three and twelve months ended December 31, 2004, respectively.

WESTLAKE CHEMICAL CORPORATION

RECONCILIATION OF EBITDA TO NET INCOME AND TO CASH FLOW FROM OPERATING ACTIVITIES

(unaudited, in $000)

	Three Months Ended September 30, 2005	Three Months Ended December 31,		Twelve Months Ended December 31,
		2005	2004	2005	2004
EBITDA	$90,055	$135,428	$100,712	$450,286	$311,087
Less:
Income tax provision	21,590	35,364	28,071	118,511	69,940
Interest expense	5,834	5,850	7,089	23,717	39,350
Depreciation and amortization	19,105	20,592	18,226	81,241	81,075

Net income	43,526	73,622	47,326	226,817	120,722
Changes in operating assets and liabilities	(19,868)	54,481	(6,251)	45,885	(35,129)
Deferred income taxes	7,770	15,218	26,345	45,745	65,188

Cash flow from operating activities	$31,428	$143,321	$67,420	$318,447	$150,781

WESTLAKE CHEMICAL CORPORATION

SUPPLEMENTAL INFORMATION

Key Product Sales Price and Volume Variance by Operating Segments

	Q4’05 vs. Q4’04		Q4’05 vs. Q3’05
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins[1]	+24.7%	-22.9%	+28.8%	-25.4%
Vinyls[2]	+34.7%	+12.3%	+17.6%	-3.3%
Average	+27.5%	-7.9%	+23.0%	-15.4%

[1]	Includes: ethylene and co-products, polyethylene, and styrene
[2]	Includes: ethylene co-products, caustic, VCM, PVC resin, PVC pipe, and other fabrication products

Average Quarterly Industry Prices

	Qtr 4 ’04	Qtr 1 ’05	Qtr 2 ’05	Qtr 3 ’05	Qtr 4 ’05
Ethane (cents/lb)	20.3	17.6	17.6	23.1	25.7
Propane (cents/lb)	20.1	18.7	19.5	22.9	25.2
Ethylene (cents/lb) (1)	39.2	41.5	38.3	41.2	55.8
Polyethylene (cents/lb) (2)	66.0	68.0	62.0	65.2	86.0
Styrene (cents/lb) (3)	68.3	64.5	61.6	60.3	63.8
Caustic ($/ short ton) (4)	300.0	345.0	382.0	390.0	457.5
Chlorine ($/ short ton) (5)	310.0	330.0	350.0	350.0	357.5
VCM (cents/lb) (6)	36.2	38.5	37.5	38.6	48.0
PVC (cents/lb) (7)	49.8	53.8	54.2	53.2	65.8

Source: CMAI

(1)	Contract-Net Transaction
(2)	Contract Low Density Polyethylene, GP- Film
(3)	Contract-Styrene
(4)	Contract-Diaphragm caustic
(5)	Contract Chlorine
(6)	Contract Vinyl Chloride Monomer
(7)	Contract Polyvinyl Chloride-Pipe Grade